Exhibit 1.4

Copenhagen April 2020

Our ref 064945-0009 jhj/kiw
Doc. No. 23165605.1

Sebastian Christmas Poulsen
Jacob Hjortshøj

Subscription form

Related to an increase of the share capital in Joe & The Juice Holding A/S (the “Company”) to be approved on the annual general meeting in the Company on 27 April 2020. The proposal to increase the share capital appears from the notice dated 8 April 2020.

The undersigned shareholder hereby subscribes for new shares in the Company as follows:

Number of shares:

Nominal share capital amount:	DKK

Amount to be contributed:	DKK

The new shares will be split between A-shares and B-shares in accordance with the so-called “Institutional Strip” where 30 per cent are A-shares and 70 per cent are B-shares. Each share has a nominal value of DKK 0.01. The subscription price per A-share is DKK 0.01 and per B-share DKK 0.215.

The subscription amount filled out above is the maximum amount according to the pre-emption right. If the shareholder wishes to subscribe for a smaller number of shares, please check the box:

☐ I wish to subscribe for shares as follows:

Number of shares:

Nominal value:	DKK

Amount to be contributed:	DKK
[number of shares times DKK 0.1535 ]

Date: ____ April 2020

Shareholder’s name:	Signature:

Please complete this form and forward it to jhj@bechbruun.com at your earliest convenience and no later than 24 April 2020.

The amount to be contributed shall be paid in to Bech-Bruun’s client account reg.no. 4928, account number 4110 505094, IBAN no. DK90 3000 4110 5050 94, S.W.I.F.T. DABADKKK no later than 27 April 2020. Please mark the transfer: “J.no. 064945-0009 – subscription for shares by [name]”.

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